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Exhibit 99.3

May 25, 2010

Board of Directors
Dollar Thrifty Automotive Group, Inc.
5300 East 31st Street
Tulsa, Oklahoma 74135

Re:
Registration Statement on Form S-4 of
Hertz Global Holdings, Inc. ("Hertz"), filed May 25, 2010 (the "Registration Statement")

Ladies and Gentlemen:

        Reference is made to our opinion letter, dated April 25, 2010 ("Opinion Letter"), with respect to the fairness, from a financial point of view, to the holders (other than Hertz and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Dollar Thrifty Automotive Group, Inc. (the "Company") of the Total Consideration (as defined in the Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of April 25, 2010, by and among Hertz, HDTMS, Inc., a wholly owned subsidiary of Hertz, and the Company.

        The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the Registration Statement.

        In that regard, we hereby consent to the reference to our Opinion Letter under the captions, "Summary," "Risk Factors", "Merger—DTG's Reasons for the Merger", "Opinion of DTG's Financial Advisors—J.P. Morgan and Goldman Sachs", and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO. (GOLDMAN, SACHS & CO.)

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  Exhibit 99.3